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                                                                    Exhibit A(3)
                         [Leterhead of Bradlees, Inc.]



                                 June 22, 1999



Noteholders of Bradlees Stores, Inc.

Re:  Issuer Tender Offer
     -------------------

Gentlemen:

     Enclosed please find materials concerning an offer to enter into a supplemental agreement relating to your 9% Convertible Notes of Bradlees Stores, Inc. Please review these materials carefully.

                                    Very truly yours,

                                    /s/ Peter Thorner

                                    Peter Thorner
                                    Chairman and CEO

Enclosure